Exhibit 4.2

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF REGENERON PHARMACEUTICALS, INC. (THE “COMPANY”) OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)	AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES; OR

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON REQUEST OF THE HOLDER OF THIS NOTE, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER OF THIS NOTE, (I) THE ISSUE PRICE OF THE NOTE, (II) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IN RESPECT THEREOF, (III) THE ISSUE DATE OF THE NOTE, AND (IV) THE YIELD TO MATURITY OF THE NOTE, IN EACH CASE AS DETERMINED UNDER THE ORIGINAL ISSUE DISCOUNT RULES OF THE U.S. INTERNAL REVENUE CODE. PLEASE CONTACT INVESTOR RELATIONS DEPARTMENT, REGENERON PHARMACEUTICALS, INC., 777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NEW YORK 10591, TELEPHONE NO.: (914) 345-7741.

REGENERON PHARMACEUTICALS, INC.

1.875% Convertible Senior Notes due 2016

No. 1	CUSIP: 75886FAC1 *
Issue Date: October 21, 2011	ISIN: US75886FAC14

Principal Amount: $400,000,000

as revised by the Schedule of Increases

and Decreases in the Global Note attached hereto

REGENERON PHARMACEUTICALS, INC., a New York corporation, promises to pay to Cede & Co. or registered assigns, the Principal Amount of four hundred million dollars ($400,000,000) on October 1, 2016 (the “Maturity Date”). This Note shall bear cash interest at the rate of 1.875% per annum. This Note is convertible as specified on the other side of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

*	At such time as the Company provides the Free Transferability Certificate to the Trustee and the Registrar, these CUSIP and ISIN numbers will be deemed removed and replaced with the CUSIP number 75886F AD9 and ISIN number US75886FAD96 respectively (or, if required by the Depositary, the Company and the Trustee will cooperate to cause the execution and authentication of a replacement Global Note bearing such CUSIP and ISIN numbers pursuant to the terms of the Indenture).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard S. Schleifer
Name: Leonard S. Schleifer
Title: President and Chief Executive Officer
Dated: October 21, 2011

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wells Fargo Bank, National Association,

as Trustee, certifies that this

is one of the Notes referred

to in the within-mentioned Indenture.

By:	/s/ Raymond Delli Colli
Authorized Signatory

Date:	October 21, 2011

REVERSE SIDE OF NOTE

1.875% Convertible Senior Notes due 2016

1.	Interest.

This Note shall bear cash interest at the rate of 1.875% per annum. Interest on this Note shall accrue from the most recent date to which interest has been paid or provided for, or if no interest has been paid or provided for, the Issue Date. Interest shall be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2012, to the holders of record of Notes at the Close of Business on the March 15 or September 15 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date. Subject to certain exceptions described in the Indenture, each payment of cash interest on this Note shall include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, the Issue Date) through the day before the applicable Interest Payment Date or purchase date. Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day, and no interest or other amount will be paid as a result of such postponment. Interest shall be calculated using a 360-day year composed of twelve 30-day months. Interest shall cease to accrue on this Note upon its Stated Maturity, conversion or purchase by the Company at the option of the Holder upon a Fundamental Change in accordance with paragraph 5 hereof. The Notes are not subject to redemption through the operation of any sinking fund or otherwise.

If the Principal Amount hereof or any portion of such Principal Amount is not paid when due (whether upon acceleration pursuant to Section 6.02 of the Indenture, upon the date set for payment of the Fundamental Change Repurchase Price pursuant to paragraph 5 hereof or upon the Stated Maturity of this Note), or if interest due hereon or any portion of such interest is not paid when due in accordance with paragraph 7 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the same interest rate, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on the next Interest Payment Date.

Pursuant to Section 4.02 of the Indenture, in certain circumstances, the Company will pay Additional Interest or Special Interest on this Note.

Pursuant to Section 6.04 of the Indenture, in certain circumstances, the Company will pay an Extension Fee on this Note.

Pursuant to Section 11.02 of the Indenture and paragraph 7 hereof, in certain circumstances, the Company will pay Defaulted Interest on this Note.

Unless the context requires otherwise, all references to “interest” in this Note will be deemed to include any Additional Interest, Special Interest and the Extension Fee.

2.	Method of Payment.

Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Fundamental Change Repurchase Prices and at Stated Maturity to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3.	Paying Agent, Conversion Agent, Bid Solicitation Agent and Registrar.

Initially, Wells Fargo Bank, National Association, a national banking association, organized and existing under the laws of the United States of America (the “Trustee”), will act as Paying Agent, Conversion Agent, Bid Solicitation Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Bid Solicitation Agent or Registrar without notice, other than notice to the Trustee; provided, however, that the Company will maintain at least one Paying Agent in the United States of America, which will initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee in the normal course of business.

4.	Indenture

The Company issued the Notes under an Indenture dated as of October 21, 2011 (the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

The Notes are senior unsecured obligations of the Company limited to $400,000,000 aggregate Principal Amount, as may be increased by the aggregate Principal Amount of additional Notes purchased by the Initial Purchaser pursuant to its option to purchase additional Notes set forth in Section 2 of the Purchase Agreement, which aggregate

Principal Amount shall not exceed $60,000,000 (subject to Section 2.01 of the Indenture) or qualified reopening. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.	Repurchase by the Company at the Option of the Holder upon a Fundamental Change.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase the Notes held by such Holder on a date no earlier than 20 calendar days, and no later than 35 calendar days, after the Fundamental Change Notice Date for a Fundamental Change for a Fundamental Change Repurchase Price equal to the Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which it relates, in which case interest accrued to the Interest Payment Date will be paid to Holders of the Notes as of the preceding Regular Record Date, which Fundamental Change Repurchase Price shall be paid in cash.

Holders have the right to withdraw any Fundamental Change Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Fundamental Change Repurchase Price, of, together with any accrued and unpaid interest with respect to, all Notes or portions thereof to be repurchased as of the Fundamental Change Repurchase Date is deposited with the Paying Agent on the Fundamental Change Repurchase Date, interest shall cease to accrue on such Notes (or portions thereof) immediately after such Fundamental Change Repurchase Date whether or not the Note is delivered to the Paying Agent, and the Holder thereof shall have no other rights as such (other than the right to receive the Fundamental Change Repurchase Price and previously accrued and unpaid interest upon delivery, book-entry transfer or transfer of such Note).

6.	Conversion.

Subject to and upon compliance with the provisions set forth in the Indenture (including the conditions to conversion set forth in Section 10.01 of the Indenture), a Holder of this Note has the right, at such Holder’s option, to convert the Principal Amount hereof or any portion thereof such that the Principal Amount that is not so converted equals $1,000 or an integral multiple of $1,000 in excess thereof into an amount of cash, a number of shares of Common Stock, or a combination thereof, based on the Conversion Rate in effect on the Conversion Date for this Note. The Conversion Rate will initially equal 11.9021 shares of Common Stock per $1,000 Principal Amount of the Notes and is subject to adjustment as described in the Indenture.

7.	Defaulted Interest.

Except as otherwise specified with respect to the Notes, any Defaulted Interest on any Note shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date or accrual date, as the case may be, by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 11.02 of the Indenture.

8.	Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes in respect of which a Fundamental Change Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased) or in respect of which a Conversion Notice has been given (except, in the case of a Note to be converted in part, the portion of the Note not to be converted).

9.	Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

10.	Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11.	Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Notes at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes; (ii) to comply with Article 5 or Section 10.08 of the Indenture; (iii) to conform the provisions of the Indenture to the “Description of Notes” section in the Offering Circular, as supplemented by the related pricing term sheet; (iv) to add guarantees with respect to the Notes; (v) to secure the Company’s obligations under the Notes and the Indenture; (vi) to add to the Company’s covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company; (vii) to make any change that does not materially adversely affect the rights of any Holder; (viii) to appoint a successor Trustee with respect to the Notes; or (ix) to irrevocably elect to settle Conversion Obligation in cash, shares or combination thereof.

12.	Defaults and Remedies.

Under the Indenture, Events of Default include: (i) Default in the payment of the Principal Amount of any Note when due and payable at its Stated Maturity, upon required repurchase in connection with a Fundamental Change, upon declaration of acceleration or otherwise; (ii) Default in any payment of interest on any Note when due and payable if the default continues for a period of 30 days; (iii) Default in the performance, or breach, of any covenant or agreement of the Company in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (i) or (ii) above or in clause (vi) below), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate Principal Amount of the outstanding Notes (any such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”); (iv) a Default or Defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the Notes) having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $15.0 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, without such indebtedness having been paid or discharged within a period of 30 days after the occurrence of such indebtedness becoming or being declared due and payable or the failure to pay, as the case may be; (v) the failure by the Company to comply with the obligation to convert the Notes into Common Stock, cash or a combination of cash and Common Stock, as applicable, in accordance with Article 10 hereof upon exercise of a Holder’s conversion right and such failure continues for 5 days; (vi) failure by the Company to provide a Fundamental Change Notice pursuant to Section 3.03(a) of the Indenture when due if such failure continues for 5 days; and (vii) certain events of bankruptcy or insolvency.

If an Event of Default occurs and is continuing (other than certain events of bankruptcy or insolvency with respect to the Company), the Trustee, or the Holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding, may declare the Principal Amount through the date of such declaration, and any accrued and unpaid interest through the date of such declaration, on all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company, however, are Events of Default which will result in the Principal Amount on the Notes, and any accrued and unpaid interest through the occurrence of such event, becoming due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and/or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount of the Notes at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of amounts specified in clauses (i) and (ii) above) if it determines that withholding notice is in their interests.

13.	Trustee Dealings with the Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	GOVERNING LAW.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS INDENTURE AND THE NOTES, BUT WITHOUT GIVING EFFECT TO THE CHOICE OF LAW DOCTRINE THEREOF OTHER THAN TITLE 14 OF ARTICLE 5 OF NEW YORK GENERAL OBLIGATIONS LAW.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Investor Relations Department

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Telephone No.: (914) 345-7400

Facsimile No.: (914) 593-1506

ASSIGNMENT FORM

REGENERON PHARMACEUTICALS, INC.

1.875% CONVERTIBLE SENIOR NOTES DUE 2016

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s Soc. Sec. or Tax ID no.)

(Print or type Assignee’s name, address and zip code)

and irrevocably appoint

                                                 agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

CONVERSION NOTICE

REGENERON PHARMACEUTICALS, INC.

1.875% CONVERTIBLE SENIOR NOTES DUE 2016

To convert this Note into cash and Common Stock of the Company, if any, check the box: ☐

To convert only part of this Note, state the Principal Amount to be converted (which must be such that the Principal Amount of this Note that is not converted equals $1,000 or an integral multiple of $1,000 in excess thereof):

$

If you want any stock certificate issuable upon conversion of this Note made out in another person’s name, fill in the form below:

(Insert other person’s Soc. Sec. or Tax ID no.)

(Print or type Assignee’s name, address and zip code)

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

FUNDAMENTAL CHANGE REPURCHASE NOTICE

REGENERON PHARMACEUTICALS, INC.

1.875% CONVERTIBLE SENIOR NOTES DUE 2016

Wells Fargo Bank, National Association

45 Broadway, 14th Floor,

New York, New York 10006,

Attention: Corporate Trust Services – Administrator, Regeneron Pharmaceuticals, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Regeneron Pharmaceuticals, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire Principal Amount of this Note, or the portion thereof (that is such that the Principal Amount of this Note that is repurchased will equal $1,000 Principal Amount or an integral multiple of $1,000 in excess thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not occur during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

Certificate Number:

Dated:

Signature(s)

Social Note or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE

Initial Principal Amount of Global Note:

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar, Trustee or Note Custodian